Exhibit 12-1


                  PECO ENERGY COMPANY AND SUBSIDIARY COMPAINES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   SEC METHOD
                                     ($000)

                                          12 Months
                                            Ended
                                          12/31/96

NET INCOME                                $517,205

ADD BACK:

-INCOME TAXES:
    OPERATING INCOME                      $343,105
    NON-OPERATING INCOME                   ($3,004)
                  NET TAXES               $340,101


-FIXED CHARGES:
      INTEREST APPLICABLE TO DEBT         $366,360
      ANNUAL RENTALS ESTIMATE               $8,789
      TOTAL FIXED CHARGES                 $375,149


ADJUSTED EARNINGS INCLUDING AFUDC       $1,232,455



RATIO OF EARNINGS TO FIXED CHARGES            3.29